               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

+--------+                                           ---------------------------
| FORM 5 |                                           OMB APPROVAL
+--------+                                           ---------------------------
[_] Check this box if                                OMB Number 3235-0362
    no longer subject                                Expires: September 30, 1998
    to Section 16.                                   Estimated average burden
    Form 4 or Form 5                                 hours per response..... 1.0
    obligations may                                  ---------------------------
    continue. See
    Instruction 1(b).

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
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1.  Name and Address of Reporting Person*

    Meyer, Edward C.
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        (Last)                      (First)                        (Middle)

    1900 Gallows Road
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                                   (Street)

    Vienna                             VA                            22182
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol GRC International, Inc. ("GRH")
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Statement for Month/Year              6/30/98
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                        ------------------
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7.  Individual or Joint/Group Filing
    (Check Applicable Line)

[X] Form filed by One Reporting Person

[_] Form filed by More than One Reporting Person

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TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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
Common Stock, $.10 par value                                                             1,708,000             I            (1)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)


                                                                          (Over)
                                                                 SEC 2270 (7-96)

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

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
Directors Fee Replacement
Option (right to buy)                    (2)
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Directors Fee Replacement             $1.537         9/30/97              A                          1,301
Option (right to buy)
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Directors Fee Replacement             $1.6022       12/31/97              A                          1,040
Option (right to buy)
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Directors Fee Replacement             $1.5691        3/31/98              A                          1,699
Option (right to buy)
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Directors Fee Replacement             $1.9886        6/30/98              A                            587
Option (right to buy)
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

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

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 1. Title of Derivative       6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
    Security (Instr. 3)          cisable and       Underlying Securities        of          of Deriv-        ship          ture of
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            of De-        Indirect
                                 Date                                           ative       Secur-           rivative      Bene-
                                 (Month/Day/                                    Secur-      ities            Secu-         ficial
                                 Year)                                          ity         Bene-            rity:         Owner-
                                                                                (Instr.     ficially         Direct        ship
                               --------------------------------------------     5)          Owned            (D) or        (Instr.
                               Date     Expira-                Amount or                    at End           Indi-         4)
                               Exer-    tion         Title     Number of                    of Year          rect (I)
                               cisable  Date                   Shares                       (Instr. 4)       (Instr. 4)

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
Directors Fee Replacement
Option (right to buy)           (3)      (4)    Common Stock     20,702                                         D
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Directors Fee Replacement
Option (right to buy)           (3)      (4)    Common Stock      1,301                                         D
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Directors Fee Replacement
Option (right to buy)           (3)      (4)    Common Stock      1,040                                         D
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Directors Fee Replacement
Option (right to buy)           (3)      (4)    Common Stock      1,699                                         D
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Directors Fee Replacement
Option (right to buy)           (3)      (4)    Common Stock        587                   25,329                D
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

Explanation of Responses:

(1) Shares owned by Cilluffo Associates, L.P., of which Gen. Edward C. Meyer is a managing general partner. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2) Exercise prices ranging from $1.00 to $9.429.

(3) Currently exercisable.

(4) Options may be exercised through the third anniversary of a director's departure from the Board of Directors.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             /S/ Edward C. Meyer               August 13, 1998
                             -------------------------------  -----------------
                             **Signature of Reporting Person        Date

                                                                          Page 2
                                                                 SEC 2270 (7-96)